Exhibit 4.2
DESCRIPTION OF DEBT SECURITIES

The debt securities will be direct unsecured general obligations of Old National and will be either senior or subordinated debt. The debt securities will be issued under separate indentures between Old National and The Bank of New York Mellon Trust Company, N.A. (in the case of the senior indenture, as successor to J.P. Morgan Trust Company, National Association (as successor to Bank One, NA)), as trustee. Senior debt securities will be issued under a senior debt indenture and subordinated debt securities will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The senior debt indenture, as amended or supplemented, and form of subordinated debt indenture have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

The following briefly summarizes the material provisions of the indentures and the debt securities. The summary is not complete. You should read the more detailed provisions of the applicable indenture for provisions that may be important to you. So that you can easily locate these provisions, the numbers in parenthesis below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

General

The debt securities may be issued in one or more series. The particular terms of each series of debt securities, as well as any modifications or additions to the general terms of the debt securities as described in this prospectus which may be applicable in the case of a particular series of debt securities, will be described in the prospectus supplement relating to that series of debt securities. Accordingly, for a description of the terms of a particular series of debt securities, reference must be made both to the prospectus supplement relating to that series and to the description of debt securities set forth in this prospectus.

The senior debt securities will be direct, unsecured and unsubordinated obligations of Old National. The subordinated debt securities will be unsecured and will be subordinated to all of Old National’s senior indebtedness as described below under “— Subordination of Subordinated Debt Securities.” Because Old National is a holding company, the right of Old National, and therefore the right of creditors of Old National (including the holders of the debt securities), to participate in any distribution of the assets of any subsidiary of Old National upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Old National itself as a creditor of the subsidiary may be recognized.

The prospectus supplement relating to the particular series of debt securities being offered will specify whether they are senior or subordinated debt securities and the other terms of those debt securities, including, but not limited to, the following:

•	the title of the debt securities and the series in which the debt securities will be included;

•	any limit on the aggregate principal amount of that series of debt securities;

•	whether the debt securities are to be issued initially or permanently in the form of a global debt security and, if so, the identity of the depositary for the global debt security;

•	the date or dates on which the principal of the debt securities is payable or the manner in which those dates are determined;

•	the rate or rates (which may be fixed or floating) or amount or amounts per annum at which the debt securities will bear interest, if any, or the method of determining the rates or amounts;

•	the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the record dates for interest payment dates, if any, and the basis upon which interest will be calculated if other than that of a 360 day year consisting of twelve 30-day months;

•	whether and under what circumstances additional amounts on the debt securities of that series will be payable and, if so, whether Old National has the option to redeem the affected debt securities rather than pay the additional amounts;

•	the places of payment and the places where the debt securities may be surrendered for registration of transfer or exchange;

•	whether the debt securities are redeemable at the option of Old National and, if so, the date or dates on which, the period or periods in which, the price or prices at which and the terms and conditions upon which the debt securities of that series may be redeemed, in whole or in part, by Old National;

•	the terms of any mandatory or optional redemption (including any sinking fund provisions or any provisions for repayment at the option of a holder or upon the occurrence of a specified event);

•	the denominations in which the debt securities of that series will be issued, if other than $1,000;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of that series that will be payable upon declaration of acceleration of the maturity or the manner in which that portion will be determined;

•	any deletions from, modifications of or additions to the events of default or covenants of Old National with respect to the debt securities of that series; and

•	any other terms of the debt securities.

Neither indenture limits the aggregate principal amount of debt securities that may be issued under it and each indenture provides that the debt securities may be issued under it from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by Old National. (Section 301) All debt securities issued under an indenture will rank equally and ratably with any other debt securities issued under that indenture. No service charge will be made for any transfer or exchange of debt securities, but Old National may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer of exchange. (Section 305)

Some of the debt securities may be issued under an indenture as original issue discount securities to be sold at a discount below their stated principal amount. Certain United States federal income tax consequences and other special considerations applicable to any original issue discount securities will be described in the prospectus supplement relating to those debt securities.

Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, the principal of and any premium or interest on debt securities issued in certificated form will be payable, and, subject to certain limitations, the transfer of debt securities will be registrable, at the offices of the trustee designated for that purpose in Chicago, Illinois and the City of New York, provided that at the option of Old National, interest may be paid by check, wire transfer or any other means permitted in the form of those debt securities. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on a debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment, provided, further, that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal is payable. In the case of global debt securities (which will be registered in the name of the depositary or its nominee), payment will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. (Sections 305, 307 and 1002)

Neither indenture contains any provision that limits the ability of Old National to incur indebtedness (either directly or through merger or consolidation) or, except as described under “— Limitation on Liens” and “— Merger and Consolidation” in relation to senior debt securities, that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving Old National. Reference is made to the prospectus supplement relating to the applicable series of debt securities for information with respect to any deletions from, modifications of or additions to, the events of default or covenants that may be included in the terms of that series of debt securities.

Each indenture provides Old National with the ability to “reopen” a previously issued series of debt securities and to issue additional debt securities of that series.

Subordination of Subordinated Debt Securities

The subordinated indenture provides that the subordinated debt securities will be subordinated and junior in right of payment to all senior indebtedness of Old National. This means that no payment of principal, including redemption payments, premium, if any, or interest on the subordinated debt securities may be made if:

•	any senior indebtedness of Old National has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or waived or ceased to exist; or

•	the maturity of any senior indebtedness of Old National has been accelerated because of a default.

Upon any distribution of Old National’s assets to creditors upon any termination, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency or other proceedings, all principal, premium, if any, and interest due or to become due on all senior indebtedness of Old National must be paid in full before the holders of subordinated debt securities are entitled to receive or retain any payment. Subject to the payment in full of senior indebtedness of Old National then outstanding, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness of Old National to receive payments or distributions applicable to senior indebtedness until all amounts owing on the subordinated debt securities are paid in full.

The term “senior indebtedness” means (i) all indebtedness and obligations of, or guaranteed or assumed by, Old National. that are for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future, (ii) obligations of Old National that are similar to those in clause (i) above and arise from off-balance sheet guarantees and direct credit substitutes, and (iii) all obligations of Old National associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements, and, in each case, all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior indebtedness excludes the subordinated debt securities and any other indebtedness or obligations specifically designated as being subordinate, or not superior, in right of payment to the subordinated debt securities.

The subordinated indenture does not limit the issuance of additional senior indebtedness. Old National may modify the subordination provisions, including the definition of senior indebtedness, with respect to one or more series of subordinated debt securities. For a description of these modifications, see the applicable prospectus supplement.

Limitation on Liens

Under the senior indenture, we may not, and may not permit any subsidiary to, create or suffer to permit or exist any lien of any kind, as security for borrowed money so long as any of the senior debt securities are outstanding, upon the shares of capital stock of any significant subsidiary without effectively providing that the debt securities will be secured equally and ratably with or prior to the indebtedness or other obligations secured by such lien. (Section 1007 of the senior indenture) Under the senior indenture, a “significant subsidiary” is a direct or indirect subsidiary of Old National the total assets of which equal or exceed 25% of the total assets of Old National as shown on Old National’s consolidated balance sheet at the end of the fiscal quarter prior to the date of determination. The subordinated indenture does not contain any limitation on liens.

Limitation on Sale of Stock

Under the senior indenture, we may not, and may not permit any significant subsidiary to, sell, assign, transfer or otherwise dispose of, and will not permit any significant subsidiary to issue (other than to Old National) any capital stock of such significant subsidiary or securities convertible into, or options, warrants or rights to subscribe for or to purchase, any capital stock of any such significant subsidiary except with respect to sales of shares of capital stock of the significant subsidiary:

•	to an individual for the purpose of qualifying such individual to serve as a director of such significant subsidiary;

•	for cash consideration that is at least equal to the fair market value of such stock if Old National will continue to own not less than 80% of each class of capital stock of such significant subsidiary;

•	made in connection with a merger or consolidation if, after giving effect to such merger or consolidation, Old National’s or any such significant subsidiary’s proportionate ownership share in the resulting or surviving entity is not less than its proportionate ownership share in such significant subsidiary immediately prior to such merger or consolidation;

•	made in compliance with a final order of a court or regulatory authority of competent jurisdiction; or

•	sales or other dispositions of shares of capital stock of a subsidiary made by a significant subsidiary to us. (Section 1008 of the senior indenture)

The subordinated indenture does not contain any limitation on the sale of stock of a significant subsidiary.

Events of Default, Notice and Waiver

Senior Debt Securities. Each of the following constitutes an event of default with respect to each series of senior debt securities:

•	default in the payment of any interest or additional amounts payable in respect of any senior debt security of that series when due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of the principal of and any premium on any senior debt security of that series when it becomes due and payable, whether at stated maturity, upon redemption or repayment, by acceleration or otherwise;

•	default in the making of any sinking fund payment on any senior debt security of that series;

•	default in the performance or breach of any covenant or warranty of Old National contained in the senior indenture for the benefit of that series and the continuance of such default or breach for 90 days after written notice has been given to us as provided in the senior indenture;

•	acceleration of the maturity of indebtedness of Old National for money borrowed in a principal amount in excess of $25 million if such acceleration is not annulled or such indebtedness is not discharged within 15 days after written notice to us as provided in the senior indenture;

•	certain events in bankruptcy, insolvency or reorganization of Old National; and

•	any other event of default provided with respect to the senior debt securities of that series. (Section 501 of the senior indenture)

Unless otherwise indicated in the prospectus supplement relating to a particular series of senior debt securities, if an event of default with respect to any senior debt securities of any series outstanding under the senior indenture occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the senior debt securities of that series outstanding may declare, by notice as provided in the senior indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the senior debt securities of that series to be due and payable immediately; provided, that in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic. (Section 502 of the senior indenture)

Subordinated Debt Securities. An event of default under the subordinated indenture with respect to subordinated debt securities of any series will occur only upon the occurrence of certain events in bankruptcy, insolvency or reorganization involving us. (Section 501 of the subordinated indenture) There will be no event of default, and holders of the subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities, in the case of a default in the performance of any covenant or obligation with respect to the subordinated debt securities, including a default in the payment of principal or interest.

Unless otherwise indicated in the prospectus supplement relating to a particular series of subordinated debt securities, acceleration is automatic upon the occurrence of an event of default. (Section 502 of the subordinated indenture)

Provisions Applicable to Senior Debt Securities and Subordinated Debt Securities. If all events of default with respect to debt securities of a series have been cured or waived, and all amounts due otherwise than on account of the acceleration are paid or deposited with the trustee, the holders of a majority in aggregate principal amount of the debt securities of that series may rescind and annul an acceleration of the principal of those debt securities and its consequences. (Section 502)

Any past default under either indenture with respect to debt securities of any series, and any event of default arising from it, may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series except in the case of:

•	default in payment of the principal of or any premium or interest on, or any additional amounts in respect of, any debt securities of that series; or

•	default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of the series affected. (Section 513)

The trustee is required to give notice of a default to holders of debt securities in accordance with the provisions of each indenture. However, except in the case of a default in the payment of the principal of or any premium or interest on, or additional amounts in respect of, any debt securities or in the payment of any sinking fund installment, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of the notice is in the interests of the holders of the debt securities. (Section 602)

The trustee, subject to its duties during an event of default to act with the required standard of care, may require indemnification by any of the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under either indenture at the request of holders of debt securities. (Sections 601 and 603) Subject to this right of indemnification and to the other limitations specified in each indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities. (Section 512)

No holder of a debt security of any series may institute any action against us under either indenture (except actions for payment of overdue principal of, premium, if any, or interest, if any, on and any additional amounts in respect of, that debt security) unless the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have requested the trustee to institute the action and offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request and the trustee has not instituted such action within 60 days of such request. (Sections 507 and 508)

Upon acceleration of the maturity of original issue discount securities, an amount less than the principal amount of those securities will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity.

Merger and Consolidation

Pursuant to the terms of each of the indentures, we may consolidate with, merge with or into or sell or convey all or substantially all of our assets to any other corporation, association, company or business trust, provided that:

(a)	(i)	we are the surviving entity in the merger; or

(ii)	the entity surviving the merger, formed by such consolidation or which acquires such assets is a corporation, association, company or business trust organized and existing under the laws of the United States of America or any state thereof and expressly assumes the payment obligations in respect of the principal of and any premium and interest on, and any additional amounts in respect of, all the debt securities and the performance and observance of all of the covenants of the indenture and the debt securities to be performed or observed by Old National; and
(b) Old National or such successor entity, as the case may be, will not immediately thereafter be in default in the performance or observance of any covenant under the indenture and the debt securities. (Section 801)

Modification and Waiver

We and the trustee may modify or amend each of the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any outstanding debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium or additional amounts payable with respect to, any debt security;

•	reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy;

•	adversely affect any right of repayment at the option of the holder of any debt security;

•	change any place of payment of the principal of, any premium or interest on or any additional amounts in respect of, any debt security;

•	impair the right to institute suit for the enforcement of any required payment on or after the stated maturity, or any date of redemption or repayment;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to modify or amend the indenture with respect to that series or reduce the percentage of outstanding debt securities of any series necessary to waive any past default or compliance with certain restrictive provisions to less than a majority in aggregate principal amount of that series, or reduce certain requirements of the indenture for quorum or voting;

•	modify the provisions of the indenture relating to modification and waiver, except to increase the percentage in aggregate principal amount of the outstanding debt securities of the series whose consent is necessary for the modification or waiver or to provide that certain provisions of the indenture cannot be modified or waived without the consent of each holder of outstanding debt securities affected by the change; or

•	in the case of the subordinated indenture, modify the provisions of the subordinated indenture with respect to the subordination provisions in a manner adverse to the holders of the subordinated debt securities.

We and the trustee may modify or amend each of the indentures without the consent of any holder of outstanding debt securities, for any of the following purposes:

•	to evidence the succession of another corporation to Old National and the assumption of the covenants of Old National;

•	to add to the covenants of Old National for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Old National;

•	to add any additional events of default with respect to all or any series of debt securities;

•
to add to or change any provisions of the indenture to provide that bearer debt securities may be registrable, to change or eliminate any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be issued in exchange for bearer debt securities of other authorized denominations or facilitate the issuance of debt securities in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the debt securities in any material respect;

•
to add to, change or eliminate any provision of the indenture, provided that such amendment will become effective only if there is no outstanding debt security of any series entitled to the benefit of the provision or the amendment does not apply to any then outstanding debt security;

•	with respect to the senior indenture, to secure the debt securities pursuant to the requirements of the indenture or otherwise;

•	to establish the form or terms of the debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for the discharge of the indenture with respect to the debt securities of any series by the deposit of monies or government obligations in trust in accordance with the provisions of the indenture (Section 901 of the senior indenture);

•	to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authentication and delivery of the debt securities as set forth in the indenture; or

•	to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, provided such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901)

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us of certain restrictive provisions applicable to such series. (Sections 902 and 1009 of the senior indenture; Sections 902 and 1007 of the subordinated indenture)

Satisfaction and Discharge

The senior indenture provides that we and the trustee, without the consent of any holder of outstanding senior debt securities, may execute a supplemental indenture to provide that we will be discharged from any and all obligations in respect of the senior debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the irrevocable deposit with the trustee, in trust, of money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments or additional amounts in respect of the senior debt securities of that series on the dates those payments are due in accordance with the terms of the senior indenture and the senior debt securities of that series. We and the trustee may execute this supplemental indenture only if the applicable conditions set forth in the senior indenture have been satisfied, including that we have delivered to the trustee an opinion of counsel to the effect that Old National has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the applicable federal income tax law, in either case, to the effect that such a discharge will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. (Section 901 of the senior indenture)

In addition, each indenture provides that, when the applicable conditions set forth in the indenture have been satisfied with respect to a series of debt securities, upon the request of Old National, the indenture will cease to be of further effect with respect to that series, except as to any surviving right of registration of transfer or exchange of debt securities. These conditions include that:

•	all debt securities of the series either have been delivered to the trustee for cancellation or will be due, or are to be called for redemption, within one year; and

•	with respect to all debt securities of that series not previously delivered to the trustee for cancellation, there have been irrevocably deposited with the trustee, in trust, money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium and interest on and any additional amounts on, all the debt securities of that series on the dates those payments are due in accordance with the terms of the indenture and the debt securities of that series. (Section 401)

Defeasance of Certain Obligations

The senior indenture provides that we will have the option to omit to comply with the covenants described under “—Limitations on Liens” above, if applicable, and any additional covenants applicable to that series of senior debt securities to which this option would apply. In order to exercise this option, we will be required to irrevocably deposit with the trustee, in trust, money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on and any mandatory sinking fund payments or analogous payments or any additional amounts in respect of the senior debt securities of that series on the dates those payments are due in accordance with the terms of the senior indenture and the senior debt securities of that series. We will also be required to meet the applicable conditions set forth in the indenture including that we deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. (Section 1010 of the senior indenture)

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee Under the Indenture

The Bank of New York Mellon Trust Company, N.A., will be the initial trustee with respect to the indentures for the debt securities. We and our affiliates maintain banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of business. The Trust Indenture Act of 1939, as amended (the “TIA”), contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to act as trustee under our other indentures, trust agreements and guarantee agreements and to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest as defined in the TIA it must eliminate such conflict upon the occurrence of a default under the indenture or resign.

Each indenture provides that we may appoint an alternative trustee with respect to any particular series of debt securities. Any appointment will be described in the prospectus supplement relating to that series of debt securities.

The trustee, prior to a default, undertakes to perform only such duties as are specifically set forth in the indenture and, after default, is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the rights or powers vested in it by either indenture at the request of any holder of debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. Each indenture contains other provisions limiting the responsibilities and liabilities of the trustee. (Sections 601 and 603)